Exhibit 5.1

233 S. Wacker Drive, Suite 5800 Chicago, Illinois 60606 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
	Houston	Shanghai
August 3, 2010	London	Silicon Valley
	Los Angeles	Singapore
Accuride Corporation	Madrid	Tokyo
7140 Office Circle	Milan	Washington, D.C.

Evansville, Indiana 47715

Re:          Registration Statement on Form S-8 with respect to 61,093,905 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as counsel to Accuride Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 61,093,905 shares of common stock, par value $0.01 per share (the “Shares”), including (i) 253,624 Shares for issuance pursuant to individual 2010 Initial Grant Restricted Stock Unit Award Agreements and 304,353 Shares for issuance pursuant to individual 2010 Annual Grant Restricted Stock Unit Award Agreements to be entered into between the Company and directors of the Company (collectively, the “Agreements”) and (ii) up to 60,535,928 shares issuable pursuant to the Accuride Corporation 2010 Incentive Award Plan (the “Plan”).  The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 3, 2010 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients, and have been issued by the Company in the manner contemplated by the Agreements or the Plan, including the receipt of legal consideration for such Shares in an amount not less than the aggregate par value for such Shares, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP